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                                                                     EXHIBIT 2.3

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 28th day of February, 1997, by and among CROSS-CONTINENT AUTO RETAILERS, INC., a Delaware corporation ("Purchaser"), JACK BIEGGER, DALE EDWARDS, and SAHARA DATSUN, INC., a Nevada corporation, dba JACK BIEGGER NISSAN (the "Company").

                                    RECITALS

     A. Jack Biegger and Dale Edwards are the owners of all of the issued and outstanding shares of capital stock of the Company (the "Shares").

     B. Jack Biegger and Dale Edwards shall hereinafter be collectively referred to as the "Sellers" and individually as a "Seller".

     C. Purchaser desires to purchase all of the Shares, and Sellers desire to sell the Shares to Purchaser, for the consideration, upon the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENT

     For and in consideration of the mutual covenants, agreements, representations, and warranties set forth in this Agreement, Purchaser, Sellers, and the Company agree as follows:

     1. PURCHASE AND SALE OF THE SHARES.   Upon the terms and subject to the
conditions set forth in this Agreement, at the Closing (hereinafter defined) each Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, all of the Shares owned by such Seller, free and clear of all security interests, liens, pledges, options, rights of first refusal, or other claims, encumbrances, agreements, arrangements or commitments of any kind or character, whether written or oral.

     2. PURCHASE PRICE.   The purchase price to be paid by Purchaser to Sellers
for the Shares shall be $11,600,000 (the "Purchase Price"), subject to the adjustment set forth in Paragraph 3 of this Agreement.

     3. ADJUSTMENTS TO THE PURCHASE PRICE.   The Purchase Price shall be
adjusted as follows:

     In the event the 1996 Earnings (hereinafter defined) are less than $3,100,000, the Purchase Price shall be reduced by an amount equal to 3.74 times the difference between $3,100,000 and the 1996 Earnings. As used in this Agreement, the term "1996 Earnings" shall mean the amount of the Company's 1996 net profit before income taxes as shown on the Company's income statement for 1996 in the Audited Financial Statements (hereinafter defined), plus (a) salaries in the aggregate amount of $368,752.00 paid to Jack Biegger and Dale Edwards during 1996, and (b) a LIFO adjustment in the amount of $111,000.00.
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     4. PAYMENT OF PURCHASE PRICE.   At Closing Purchaser shall pay the Purchase
Price, as adjusted, as follows:

        a. Cash in the amount of $9,000,000, less the adjustments set forth in Paragraph 3 of this Agreement, to Sellers.

        b. Purchaser shall issue to Sellers the number of shares of restricted common stock of Purchaser that, when multiplied by the closing price for the stock of Purchaser quoted in the Wall Street Journal for the last business day immediately preceding the date that the transactions contemplated by this Agreement is announced to the public by Purchaser (the "Pricing Date"), will equal $2,000,000. Purchaser shall not issue any fractional shares and shall pay Sellers cash in lieu of any fractional shares based on the closing price for the stock of Purchaser quoted in the Wall Street Journal for the Pricing Date.

        c. Purchaser shall execute and deliver a promissory note (the "Note") to Sellers in the original principal amount of $600,000, payable in sixty (60) equal monthly installments, bearing interest at the allowed lowest rate under the Internal Revenue Code for installment sales, in substantially the form attached hereto as Exhibit "A". The Note shall provide that Purchaser may offset (for a period of two (2) years after the Closing Date), any accounts receivable or notes receivable listed on Exhibit "O" that are not collected when due, any contracts in transit listed on Exhibit "R" that are not collected when due, any parts and accessories listed on Exhibit "E" that are in the current Nissan Motor Corporation price list and that are returned by the Company and are not accepted by the manufacturer, and any Claims (hereinafter defined) that are recovered against the Company; against any amounts due to Sellers under the Note.


Each component of the Purchase Price shall be allocated between the Sellers as follows:

        Jack Biegger  60%
        Dale Edwards  40%

     5. CLOSING.   Subject to the terms and conditions set forth in this
Agreement, the closing ("Closing") of the purchase and sale of the Shares shall take place at the offices of Singer, Brown & Barringer, 520 S. Fourth Street, Las Vegas Nevada 89101, or at such other place as may be mutually agreed upon by Purchaser and Sellers, as soon as practicable following the date on which all conditions to the obligations of the parties hereunder (other than those requiring the taking of action at the Closing) have been satisfied or waived but no later than May 10, 1997 (effective as of April 30, 1997). The date on which the Closing is to occur is hereinafter referred to as the "Closing Date." Any other provision of this Agreement to the contrary notwithstanding, if Sellers have not obtained the consent of Nissan Motor Corporation, U.S.A. prior to April 30, 1997, either Purchaser or Sellers shall have the right to extend the Closing Date thirty (30) days by giving written notice to the other parties.

     6. CLOSING OBLIGATIONS.

        a. At Closing the Purchaser shall deliver to the Sellers (i) the cash described in subparagraph 4(a), (ii) the restricted common stock of Purchaser described in subparagraph 4(b), (iii) the Note executed by the Purchaser, and (iv) the Registration Rights Agreement (hereinafter defined) executed by the Purchaser. At Closing, Purchaser shall deliver to Sellers such additional information, certificates, and other documents as Sellers shall have reasonably requested.

        b. At Closing the Sellers shall deliver to the Purchaser (i) stock certificates representing the Shares in duly transferable form, (ii) such other documents and

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           instruments as Purchaser may reasonably request in order to vest in
           Purchaser good, absolute, and marketable title to the Shares and to any and all other right, title, interest, claim, or demand of any kind that Sellers may have in the properties, assets, or business of the Company, (iii) the Amendment executed by the Company, (iv) the opinions of counsel described in subparagraph 10(n) of this Agreement, (v) an Investment Letter (hereinafter defined) executed by each Seller, (vi) the Registration Rights Agreement executed by the Sellers, (vii) that certain promissory note dated September 16, 1996, executed by the Company, payable to the order of The Jack Biegger Revocable Living Trust, marked "Paid," (viii) that certain promissory note dated September 16, 1996, executed by the Company, payable to the order of The Dale M. Edward Revocable Family Trust, marked "Paid," and (ix) the Amendment (hereinafter defined). Sellers shall use their best efforts to obtain and deliver to the Purchaser at Closing employment contracts executed by Jeff Pastorini, Mark Evans, Ed Cox, Barbara Askin, Ron Ragona, Jerry Brown, Carl Vance, Alan Pope, Arthur Fordonski and Hal Houssein. At Closing each Seller and the Company shall deliver to Purchaser such additional information, certificates, and documents as Purchaser shall have reasonably requested.

     7. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY.   The
Sellers and the Company jointly and severally represent and warrant to Purchaser as follows:

        A. AUTHORITY; BINDING AGREEMENT. Each Seller has the legal power and capacity to enter into this Agreement and to perform his obligations hereunder. This Agreement is a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Each Seller has (i) good, absolute, and marketable title to the portion of the Shares owned by that Seller, free and clear of any liens, claims, agreements, encumbrances, or restrictions of any kind, and (ii) the complete and unrestricted right, power, and authority to sell, transfer, and assign the Shares in accordance with this Agreement.

        B. INCORPORATION AND GOOD STANDING. The Company is duly incorporated, is validly existing, and is in good standing under the laws of the State of Nevada and has all necessary power and authority to own, lease, and operate its properties and assets and to conduct its business as its business is now being conducted. Sellers have delivered to Purchaser complete and accurate copies of the Company's articles of incorporation and bylaws, including all amendments thereto and have made available to Purchaser its minute book and stock records. Exhibit "B" will set forth a complete and accurate list of all officers and directors of the Company as of the date of this Agreement. The Company is qualified to do business and is in good standing in each state in which it transacts business. The Company does not have any subsidiaries nor any direct or indirect equity interest in any corporation, partnership, or other entity. The Company is a "small business corporation" and has maintained a valid election to be an "S" corporation under Subchapter S of the Internal Revenue Code of 1986, as amended.

        C. CAPITALIZATION. The authorized capital stock of the Company consists of 2,500 shares of common stock, having no par value. The Shares (i) constitute all of the issued and outstanding shares of capital stock of the Company, (ii) have been validly authorized and issued, (iii) are fully paid and nonassessable, (iv) have not been issued in violation of any preemptive rights or of any federal or state

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           securities laws, and (v) are not subject to any agreement that relates to the voting or control of any of the Shares. On the date hereof, the Shares are (I) comprised of 700 shares of common stock of the Company, and (ii) owned beneficially and of record by Jack Biegger (450 shares) and Dale Edwards (300 shares), the Sellers. There are and will be on the Closing Date no outstanding subscriptions, options, rights, warrants, convertible securities, or any other agreements or commitments obligating the Company to issue, deliver, or sell any additional shares of its capital stock of any class or any other securities of any kind. There are no bonds, debentures, notes, or other indebtedness or securities of the Company having the right to vote on any matters on which the shareholders of the Company may vote. There are no outstanding rights, agreements, or arrangements of any kind obligating the Company to repurchase, redeem, or otherwise acquire any shares of capital stock or other voting securities of the Company.

        D. NO CONFLICTS. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and provisions hereof will violate, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, (i) the articles of incorporation or bylaws of the Company, (ii) any contract, agreement, mortgage, deed of trust, or other instrument or obligation to which the Sellers or the Company is a party or by which any of them is bound, except for agreements between the Company and Nissan Motor Corporation, USA, which require the consent of Nissan Motor Corporation, USA, (iii) violate any provision of any applicable law or regulation or of any order, decree, writ or injunction of any court or governmental body, or (iv) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any kind whatsoever on any property or asset of the Company or on the Shares.

        E. CONSENTS. No consent or approval by, or any notification of or filing with, any governmental entity or agency or any other person or entity is required in connection with the execution, delivery or performance of this Agreement by Sellers or the Company, other than consent from
           (i) the Department of Motor Vehicles of the State of Nevada, and (ii) Nissan Motor Corporation, U.S.A.

        F. REAL PROPERTY. Exhibit "C" will set forth a complete and accurate (i) legal description of all real property owned by the Company, and (ii) description of each lease under which the Company holds a leasehold interest. Each of the leases is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto. The Company has performed the covenants required to be performed by it under each of the leases to which it is a party and is not in default under any of the leases to which it is a party. The zoning of each tract of real property permits the presently existing improvements and the continuation of the business presently being conducted on such real property. To the best of each Seller's and the Company's knowledge, neither Seller nor the Company is aware of any pending or proposed changes to such zoning.

        G. TANGIBLE PERSONAL PROPERTY. Exhibit "D" will set forth a complete and accurate description of (i) all equipment, furniture, fixtures, and other tangible personal property (other than inventory) owned by, in possession of, or leased or used by the Company in connection with its business, and (ii) each lease under which the Company holds a leasehold interest. Each of the leases is in full force and effect and constitutes a legal, valid, and binding obligation of the parties thereto. The Company has performed the covenants required to be performed by it under each

                                       4
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           of the leases to which it is a party and is not in default under any of the leases to which it is a party. To the best of each Seller's and the Company's knowledge, the tangible personal property of the Company is in good repair and operating condition, has been regularly and properly maintained and fully serviced, and is suitable for the purposes for which it is presently being used.

        H. INVENTORIES. Exhibit "E" will set forth a complete and accurate description of the inventory (new vehicles, used vehicles, and parts and accessories) of the Company. To the best of each Seller's and the Company's knowledge, the inventory of the Company consists of goods of a quality and in quantities that are saleable in the ordinary course of the Company's business with normal mark-up at prevailing market prices. To the best of each Seller's and the Company's knowledge, all parts and accessories in the inventory of the Company that were purchased from Nissan are returnable and undamaged parts and accessories that are listed for sale in the current dealer parts and accessories price schedule for Nissan, except as set forth on Exhibit "E." Parts and accessories in the inventory of the Company that were not purchased from Nissan (batteries and anti-freeze) do not, and at Closing will not, exceed $10,000 in the aggregate. On the Closing Date, the Company will have the following unencumbered assets: (i) a used vehicle inventory with a fair market value of at least $1,700,000, (ii) a new vehicle inventory with a fair market value of at least $600,000, and (iii) a parts and accessories inventory with a fair market value of at least $480,000; or unencumbered cash, accounts receivable, or contracts in transit, in such amounts. Fair market value shall be determined in accordance with subparagraph 14(f) of this Agreement.

        I. LICENSES AND PERMITS. Exhibit "F" will set forth a complete and accurate description of all permits, licenses, franchises, certificates, and similar items and rights, owned or held by the Company (hereinafter collectively referred to as the "Licenses and Permits"). The Licenses and Permits (i) are adequate for the operation of the Company's business, (ii) are valid and in full force and effect, except as set forth on Exhibit "F," and (iii) will be transferred to the Purchaser at the Closing, unless such transfer is prohibited by law or by the terms of the item or right to be transferred. No additional permit, license, franchise, certificate, or similar item or right is required by the Company for the operation of its business.

        J. INTELLECTUAL PROPERTY. Exhibit "G" will set forth a complete and accurate description of all intellectual property presently in use by the Company, which intellectual property includes (without limitation) software patents, trademarks, tradenames, service marks, copyrights, trade secrets, customer lists, inventions, formulas, methods, processes, advertising materials, Internet sites, and any other proprietary information or property. There are no outstanding licenses or consents to third parties granting the right to use any intellectual property owned by the Company. To the best

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           of each Seller's and the Company's knowledge, no intellectual property used by the Company infringes on any rights owned or held by any other person or entity, and no person is infringing on the rights of the Company in any intellectual property used by the Company. Any royalties or fees payable by the Company to any third party by reason of the use of any intellectual property by the Company is set forth on Exhibit "G." No additional intellectual property is required by the Company for the operation of its business.

        K. TITLE TO PROPERTIES; ENCUMBRANCES. The Company has good, absolute, and marketable title to (or, in the case of leased property, valid and subsisting leasehold interests in) all of its properties and assets, including (without limitation) the properties and assets that will be listed on Exhibits "C," "D," "E," "F," and "G." The properties and assets of the Company are subject to no liens, deeds of trust, mortgages, encumbrances, conditional sales agreements, security interests, claims, or restrictions of any kind or character, except for (i) the encumbrances that will be listed on Exhibit "H," and (ii) liens for current taxes not yet due and payable.

        L. FINANCIAL STATEMENTS. The Company has delivered to the Purchaser copies of a balance sheet for the Company dated January 31, 1997 the "Balance Sheet Date"), and statements of income and retained earnings for the periods ending December 31, 1996 and January 31, 1997 (hereinafter collectively referred to as the "Financial Statements"). The Financial Statements were prepared by Conway Stuart & Woodberry and are unaudited. The Financial Statements fairly present the financial condition of the Company at the dates mentioned and the results of its operations for the periods specified and were prepared in accordance with its normal and customary accounting procedures. The balance sheet in the Financial Statements discloses all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of the Company as of the Balance Sheet Date and includes appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet paid.

        M. INDEBTEDNESS FOR BORROWED MONEY; GUARANTIES. Exhibit "I" will set forth a complete and accurate description of the Company's indebtedness for borrowed money. Sellers will deliver to the Purchaser complete and accurate copies of all instruments evidencing or relating to the Company's indebtedness for borrowed money. To the best of each Seller's and the Company's knowledge, the Company is not in default or violation of any provision of any agreement evidencing or relating to its indebtedness for borrowed money. Exhibit "I" will also set forth a complete and accurate description of all guaranties by the Company of any obligation or liability of any person or entity, including (without limitation) any guaranties of installment sales contracts or leases.

        N. TAX MATTERS. To the best of each Seller's knowledge, the Company has filed or will file all federal, state, local and foreign tax returns and tax reports required to be filed by it for periods ending on or prior to the Closing Date. All such returns and reports are and will be correct and complete in all material respects. All federal, state, local, and foreign income, profits, franchise, property, excise, sales, use, occupation, payroll, employment, and other taxes and assessments that are due and payable by either Seller, the Company, or by either Seller on behalf of the Company have been properly computed, duly reported, fully paid, and discharged to the best of each Seller's knowledge. Neither Seller is aware of any unpaid taxes that require payment by the Company, except for current taxes not yet due and

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           payable. To the best of each Seller's and the Company's knowledge,
           (i) all current taxes not yet due and payable by the Company have been properly accrued and are accurately reflected in the Company's balance sheet in the Financial Statements, (ii) the Company has not been delinquent in the payment of any tax, assessment, or governmental charge, (iii) no issues have been raised in writing with the Company by the Internal Revenue Service or any other taxing authority in connection with any tax return or tax report filed by the Company, and (iv) the Company has not executed any waiver of the statute of limitations on the assessment or collection of any tax. Each Seller agrees to indemnify and hold harmless the Purchaser with respect to any income or other tax liabilities, penalties and interest which arise from the operation of the Company prior to Closing or arise as a result of the transactions contemplated by this Agreement.

        O. TRANSACTIONS Since the Balance Sheet Date. Since the Balance Sheet Date, (i) the Company has not incurred any debts, liabilities, or obligations, except current liabilities in the ordinary course of business; discharged or satisfied any liens or encumbrances, or paid any debts, liabilities, or obligations, except in the ordinary course of business; mortgaged, pledged, or otherwise subjected to any lien or other encumbrance any of its properties or assets; canceled any debt or claim; sold or transferred any properties or assets, except sales from inventory in the ordinary course of business; nor entered into any transaction other than in the ordinary course of business;
           (ii) there has not been any material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company; (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of, or any direct or indirect redemption, purchase or other acquisition of, any of the capital stock of the Company; (iv) the Company has not issued or sold or contracted to issue or sell any stock, securities or options, of any nature whatsoever; (v) the Company has not increased the compensation, commissions, bonuses, or other remuneration payable to any officer, director, employee, or to any other person or entity, whether now or hereafter payable, including any increase pursuant to any pension, profit-sharing or other plan or commitment, except for Jerry Brown, Carl Vance, and Elanore Nelson; (vi) there has not been any damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company; (vii) the Company has not made any capital expenditure or commitment, individually or in the aggregate, in excess of $10,000.00; (viii) the Company has not made any loan or advance to any person or entity; guaranteed any obligation or liability of any person or entity, including (without limitation) any guaranties of any installment sales contracts or leases, other than as will be set forth on Exhibit "I;" (ix) the Company has not given any indemnifications to any person or entity;
           (x) the Company has not made any sale, assignment or transfer of, additions to or transactions involving any of its tangible assets other than in the ordinary course of business; (xi) the Company has not made any change in its method of accounting or accounting practices, including (without limitation) any change in depreciation or amortization policies or rates; (xii) the Company has not granted any waiver or release of any claim or right held by it; (xiii) the Company has not amended or terminated any material contract, agreement, or license to which it is a party; (xiv) the Company has not made any material write-down of the value of any asset of the Company or any material write-off as uncollectible of any account receivable or note receivable; and (xv) the Company has not agreed, in writing or otherwise, to do or permit any of the foregoing;

        P. LITIGATION. Exhibit "J" will set forth a complete and accurate description of all actions, suits, claims, investigations or legal, administrative or arbitration proceedings, pending or threatened, whether at law or in equity, involving the

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           Company or any of its properties, assets, or business, and all judgments, orders, decrees, writs or injunctions of any court or governmental department, commission, agency, instrumentality or arbitrator applicable to either Seller or to the Company. Neither of the Sellers nor the Company is aware of any facts that might result in any other action, suit, claim, investigation, or legal, administrative or arbitration proceeding.

        Q. COMPLIANCE WITH LAWS. To the best of each Seller's and the Company's knowledge, the Company has complied and is in compliance in all material respects with all federal, state, local and foreign laws, ordinances, rules, codes, regulations, and orders (including those related to environmental protection and occupational safety and health) applicable to the Company. To the best of each Seller's and the Company's knowledge, the Company is not subject to any restriction, judgment, order, writ, injunction, decree, or award, which has a material adverse affect or is likely to have a material adverse affect on the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company.

        R. CONTRACTS AND AGREEMENTS. Exhibit "K" will set forth a complete and accurate description of all material written or oral contracts and agreements to which the Company is a party or by which it or any of its property is bound. All such contracts and agreements are in full force and effect and are binding upon the parties thereto, and none of the parties thereto is in breach of any of the provisions thereof. Except as set forth on Exhibit "K," the Company is not a party to any contract or agreement which has a material adverse affect or is likely to have a material adverse affect on the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company.

        S. EMPLOYEE BENEFIT PLANS. Exhibit "L" will set forth a complete and accurate description of all pension, retirement, savings, deferred compensation, profit sharing, stock option, bonus, incentive, severance, retirement, health, insurance and other employee benefit plans that are binding upon the Company. The Company has complied with the provisions of and has performed the obligations required of it under such plans, and the Company is not in default under any provision thereof. To the best of each Seller's and the Company's knowledge, there have been no material defaults, breaches, or omissions by the Company or any fiduciary under any of such plans. The Company has not incurred any liability of any nature whatsoever under any employee benefit plan.

        T. INSURANCE. Exhibit "M" will set forth a complete and accurate description of all insurance, including (without limitation) worker's compensation, maintained by the Company and will summarize the substantive terms of each of the insurance policies, including (without limitation) whether the insurance policies are "claims made" or "occurrence" policies. The Company is carrying insurance that is reasonable in light of the risks attendant to the business and activities in which the Company is engaged. All of the insurance is in full force and effect and will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. The Sellers will cause the Company to keep such insurance in full force and effect until the Closing Date.

        U. PERSONNEL. Exhibit "N" will set forth a complete and accurate list of all current employees of the Company and all independent contractors regularly performing services on behalf of the Company and their respective rates of compensation, including any salary, bonus or other payment arrangement made with any of them.

           The Company does not have any employment agreements or contracts between the Company and any person or entity. No employee of the Company is represented by any union or collective bargaining agent. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not, to either Seller's knowledge, committed any unfair labor practice. Neither Seller has any knowledge of any organizational effort being made or threatened by or on behalf of any labor union with respect to employees of the Company within the past five (5) years. To the best of each Seller's and the Company's knowledge, the Company has (i) paid or has made provision for the payment of all compensation due any person or entity, (ii) complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes, and (iii) withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the compensation of its employees.

        V. ACCOUNTS RECEIVABLE. Exhibit "O" will set forth a complete and accurate list of all accounts receivable and notes receivable of the Company and an aging analysis of the accounts receivable. To the best of each Seller's and the Company's knowledge, all accounts receivable and notes receivable of the Company are valid and enforceable claims, arose in the ordinary course of business, require no further performance by the Company, and are collectable without resort to litigation. To the best of each Seller's and the Company's knowledge, no material objection, claim, or offset has been made regarding any of the accounts receivable or notes receivable. Except as will be set forth on Exhibit "O," all of the accounts receivable and notes receivable are current. There are and at Closing there will be no intercompany payables or intercompany receivables due or owing between either Seller and the Company.

        W. BROKERS. Other than Mike Bellon (the "Broker"), neither Seller has employed, directly or indirectly, any broker or finder, or incurred any liability for any brokerage fees, commissions, or finders fees, and other than the Broker, no broker or finder has acted directly or indirectly for either Seller in connection with this Agreement or the transactions contemplated by this Agreement.

        X. DELIVERY OF DOCUMENTS. Complete and accurate copies of all written instruments listed or described on the exhibits attached hereto have been or will be furnished to Purchaser. The Company will make available to Purchaser, to the extent requested by Purchaser, all books, records, and facilities of the Company.

        Y. BANK ACCOUNTS; POWERS OF ATTORNEY. Exhibit "P" will set forth a complete and accurate list of (i) the names and addresses of all persons holding a power of attorney on behalf of the Company, and
           (ii) the account numbers and names of all banks or other financial institutions in which the Company currently has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on the accounts or deposits or to have access to the boxes.

        Z. DISCLOSURE. To the best of each Seller's and the Company's knowledge, there have been no events, transactions or information relating to the Company which, singly or in the aggregate could reasonably be expected to have a material adverse affect on the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company. No representation or warranty by either Seller or the Company in this Agreement or in any of the exhibits attached hereto, or other statement in any other writing furnished or to be furnished to Purchaser by or on behalf of either Seller or the Company in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

     AA.   ENVIRONMENTAL.


           (i) To the best of each Seller's and the Company's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, plans or actions, based on or resulting from the conduct of the business of the Company, including the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste, which violates any laws currently in effect relating to pollution or protection of the environment (the "Environmental Laws"), including (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), or any plan, order, decree, judgment, injunction, notice or demand letter from a governmental department, commission, agency or instrumentality applicable to the Company, or which could give rise to any common law or other legal liability. To the best of each Seller's and the Company's knowledge, all real property currently or formerly owned, leased or otherwise utilized by the Company contains no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable state law), for which the Company could be liable.

           (ii) Exhibit "Q" will set forth a complete and accurate description of each underground storage tank of any kind or nature that is located or that was located on any real property currently or formerly owned, leased or otherwise utilized by the Company. Exhibit "Q" will also set forth a complete history of each underground storage tank, including the dates and types of all tests.

           (iii) The Company will deliver to Purchaser copies of all existing environmental site audits on any real property currently or formerly owned, leased, or otherwise utilized by the Company.


     BB. CONTINUATION OF BUSINESS. Neither Seller knows of any reason why the Company cannot continue its business in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, except to the extent that Purchaser causes the business of the Company to change following the Closing. Neither Seller has any reason to believe that at any time in the foreseeable future the business of the Company shall be materially adversely affected by any event, except to the extent that the Purchaser causes the business of the Company to change following the Closing.

     CC. CONTRACTS IN TRANSIT. Exhibit "R" will set forth a complete and accurate list of all of the Company's contracts in transit.

     DD. WARRANTIES. Exhibit "S" will set forth a complete and accurate list of (i) all warranties on vehicles that have been sold by the Company for the last three (3) years for which there is any contingency of liability for the Company, and (ii) the companies that sold the warranties.

8.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     Purchaser represents and warrants to each Seller as follows:

     A. INCORPORATION. Purchaser is duly incorporated, is validly existing, and is in good standing under the laws of the State of Delaware. Purchaser is qualified to do business and is in good standing in the State of Nevada.

     B. AUTHORITY; BINDING AGREEMENT. Purchaser has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     C. NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any breach or violation of or default under any agreement or other instrument to which Purchaser is a party or by which it is bound.

     D. BROKERS. Other than the Broker, the Purchaser has not employed, directly or indirectly, any broker or finder, or incurred any liability for any brokerage fees, commissions or finders' fees, and other than the Broker no broker or finder has acted directly or indirectly for the Purchaser in connection with this Agreement or the transactions contemplated by this Agreement.

9. PRE-CLOSING COVENANTS. Each Seller and the Company agrees to do the following prior to the Closing Date:

     A. NOTICES AND CONSENTS. Each Seller shall use his best efforts to obtain any required approvals or consents to this Agreement and to the transactions contemplated by this Agreement from any person or entity from which such approval or consent is required, including (without limitation) consent or approval from (i) the manufacturer represented by the Company, and (ii) the Federal Trade Commission (the "FTC") and the Department of Justice of the United States of America (the "Justice Department") under the Hart-Scott-Rodino Act ("HSR Act") and all regulations promulgated thereunder.

     B. CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE CLOSING DATE. Each Seller shall cause the Company to conduct its operations according to the ordinary and usual course of business reasonably consistent with past and current practices, to maintain and preserve its assets, properties, insurance policies, business organization, and advantageous business relationships, and to retain the services of its officers, employees, agents, and independent contractors, and shall not allow the Company to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business. Without limiting the generality of the foregoing, each Seller shall prohibit the Company, without the prior written consent of Purchaser, from directly or indirectly taking any of the actions described in subparagraph 7(o).

     C. PURCHASER'S EXAMINATION. Each Seller shall cause the Company to permit Purchaser and representatives of the Purchaser to have full access to and to examine, at all reasonable times and places, and in a manner so as not to interfere with the normal business operations of the Company; the books, records, properties, assets and operations of the Company. Such examination shall include access to the officers, directors, employees, agents and representatives of the Company. Each Seller shall cause the Company to furnish to Purchaser and representatives of Purchaser with such financial, operating and other data and information, and copies of documents with respect to the Company as Purchaser shall from time to time request. Such access and information shall not in any way affect or diminish any of the representations or warranties made in this Agreement.

     D. AUDIT. Each Seller shall cause the Company to permit an audit (the "Audit") to be conducted under generally accepted auditing standards, of the books, records, and financial statements of the Company for 1994, 1995, 1996, and any additional years if required by applicable law, and shall cause Audited Financial Statements (hereinafter defined) to be prepared in accordance with generally accepted accounting principles, which shall include reserves for any deferred warranties, charge-backs, inventory write downs, repossessions, contracts in transit, and any other appropriate reserves. As used in this Agreement, "Audited Financial Statements" shall mean an audited
           (i) balance sheet dated December 31, 1996, for the Company, and (ii) income statement for the year ending December 31, 1996 for the Company. The Audit will be conducted by Purchaser's accountants, Price Waterhouse, assisted by the Company's accountants, Conway, Stuart & Woodbury. Each Seller agrees to cause the full cooperation of the officers, directors and employees of the Company in the Audit as requested by Purchaser. The start date of the Audit will be no later than March 20, 1997. The Company's accounting staff will assist in gathering information and providing schedules and analyses in order to have the Audit completed by April 20, 1997. In addition, as near as possible prior to the Closing Date, Price Waterhouse shall review the activities of the Company for the period after December 31, 1996, and shall prepare a letter (the "Post 1996 Adjustment Letter"0 setting forth the adjustments (the "Post 1996 Adjustments") that should be made to the unaudited earnings for the period from January 1, 1997, to the Closing Date.

     E. NOTICE OF CHANGES. Each Seller shall give prompt written notice to Purchaser of any material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company.

     F. STANDSTILL. Except for the transactions contemplated by this Agreement, from the date hereof to the Closing Date, neither Seller shall, directly or indirectly, through any officer, director, employee, or otherwise, (i) solicit or initiate the submission of any proposal or offer from any person or entity (including any officers or employees of the Company) relating to any liquidation, dissolution, recapitalization, merger, consolidation, acquisition, or purchase of all or a material portion of the assets and properties of the Company, or the acquisition or purchase of any equity interest in the Company, or (ii) participate in any negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

     G. FURTHER ASSURANCES. Each Seller shall from time to time, upon the request of Purchaser, execute and deliver to Purchaser such further instruments and take such other action as Purchaser may reasonably request, in order to consummate the transactions contemplated by this Agreement as expeditiously as possible and to place Purchaser in possession and control of, the Shares and the assets and properties of the Company, or to enable Purchaser to exercise and enjoy all rights and benefits with respect thereto.

     H. INVESTMENT LETTER. Each Seller agrees to execute and deliver to Purchaser an investment letter (the "Investment Letters") in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel.

     I. ENVIRONMENTAL SITE AUDITS. On or before April 10, 1997, the Company shall obtain an environmental site audit on all real property owned, leased, or otherwise utilized by the Company in order to determine whether there exists any environmental condition which could reasonably be expected to result in any liability, cost, or expense to the owner, occupier, or operator of such real property arising under any Environmental Law.

     J. AMENDMENT TO REAL PROPERTY LEASE. Each Seller shall cause the Company to amend the real property lease held by the Company to provide that the lease shall have a term of ten (10) years from the Closing Date, rent during the first five (5) years of $42,000.00 per month, and two
           (2) options to extend the term of the lease for five (5) years each, with rent during the extended terms to be mutually agreed upon. The amendment of the real property lease held by the Company shall be referred to in this Agreement as the "Amendment."

10. CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the Purchaser:

     A. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date, and Sellers and the Company shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Sellers and the Company on or prior to the Closing Date. Each Seller must have delivered to the Purchaser a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

     B. NO ADVERSE CHANGE. Purchaser shall have determined, to its satisfaction, that as of the Closing Date, there has been no material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities or condition (financial or otherwise) of the Company.

     C. EXHIBITS. Purchaser shall have timely received all exhibits to this Agreement.

     D. TRANSFER OF SHARES. The certificates representing the Shares shall have been transferred and conveyed by Sellers to Purchaser in a manner and by instruments acceptable to Purchaser and its counsel, free and clear of all liens, claims, encumbrances, or restrictions of any kind. Contemporaneously with the consummation of the transfer of the Shares, Sellers shall put Purchaser in full possession and enjoyment of all properties and assets of the Company. In addition, Purchaser shall have received the complete stock ledgers, minute books and other corporate records of the Company.

     E. ENVIRONMENTAL SITE AUDITS. Purchaser shall have timely received environmental site audits on each tract of real property owned, leased, or otherwise utilized by the Company. If any of the environmental site audits discloses an environmental condition which could reasonably be expected to result in any liability, cost, or expense to the owner, occupier, or operator of the property arising under any Environmental Law, then the Company shall have cured such environmental condition and received a "no further action" letter from the Environmental Protection Agency the applicable state agency.

     F. THIRD PARTY APPROVALS. This Agreement and the transactions contemplated by this Agreement shall have received all required approvals and consents from all persons and entities from which such approvals or consents is required, including (without limitation) (i) the manufacturer represented by the Company, (ii) the FTC and the Justice Department under the HSR Act and the regulations promulgated thereunder, (iii) the New York Stock Exchange, and (iv) Morgan Stanley & Co. Incorporated. Purchaser shall have been approved as the dealer by the manufacturer represented by the Company.

     G. COMPLIANCE WITH SECURITIES LAWS. Purchaser shall have (i) received the Investment Letters, (ii) received the Registration Rights Agreement, and (iii) determined that all state and federal securities laws have been fully satisfied relating to the purchase of the Shares by Purchaser and the issuance of restricted stock of Purchaser to Sellers.

     H. AMENDMENT. The Amendment shall have been executed and delivered to Purchaser.

     I. PHYSICAL INVENTORIES. Purchaser shall have conducted the Physical Inventories (hereinafter defined).

     J. DUE DILIGENCE. Based on such examinations and inquiries as Purchaser shall have made or shall have caused to be made, the business, operations, properties, assets, revenues, earnings, liabilities, and condition (financial or otherwise) shall be satisfactory to Purchaser, in Purchaser's sole judgment and discretion.

     K. APPROVAL OF DOCUMENTATION. The form and substance of all opinions, certificates, instruments and other documents delivered to Purchaser in connection with this Agreement shall be satisfactory in all reasonable respects to Purchaser and Purchaser's counsel.

     L. CORPORATE DIRECTORS AND OFFICERS. The composition of the directors and officers of the Company shall be as requested by Purchaser, effective as of the Closing Date.

     M. OPINIONS OF COUNSEL. Each Seller shall have delivered to Purchaser an opinion of counsel reasonably satisfactory to Purchaser, dated as of the Closing Date, that contains such opinions that are reasonably requested by Purchaser, including (without limitation) an opinion that the Shares held by the Seller in the Company were issued in compliance with all state and federal securities laws. The Company shall have delivered to Purchaser an opinion of counsel reasonably satisfactory to Purchaser, dated as of the Closing Date, that contains such opinions that are reasonably requested by Purchaser.

     N. HART-SCOTT-RODINO WAITING PERIOD. The applicable waiting period under the HSR Act, and the regulations promulgated thereunder, shall have expired.

     O.    1996 EARNINGS. The 1996 Earnings shall not be less than $3,100,000.

     P. AUDIT. Price Waterhouse shall have timely performed the Audit and the review of earnings for the period from January 1, 1997 to the Closing Date, prepared the Audited Financial Statements, and the Post 1996 Adjustment Letter, and delivered a copy of the Audited Financial Statement and the Post 1996 Adjustment Letter to Purchaser.

     Q. AUTHORIZATION. All actions necessary to authorize the execution, delivery and performance of this Agreement and the other agreements and documents to which either Seller is a party as contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Sellers, and Sellers shall have full power and authority to enter into and deliver such agreements and to consummate the transactions contemplated hereby and thereby.

     R. ADDITIONAL INFORMATION. Each Seller and the Company shall have furnished to Purchaser and Purchaser's counsel such additional information, certificates, and other documents as Purchaser shall have reasonably requested.

11. CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the Seller:

     A. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, and Purchaser shall have performed and complied with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Purchaser on or prior to the Closing Date. The Purchaser must have delivered to the Sellers a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

     B. DELIVERY OF PURCHASE PRICE. The Purchaser shall have delivered (i) the cash provided for in subparagraph 3(a) of this Agreement, (ii) the shares of restricted common stock of Purchaser provided for in subparagraph 3(b) of this Agreement, and (iii) the Note.

     C. APPROVAL OF DOCUMENTATION. The form and substance of all certificates and other documents required to be delivered to Sellers in connection with this Agreement shall be satisfactory in all reasonable respects to Sellers and Sellers' counsel.

     D. REGISTRATION RIGHTS AGREEMENT. Purchaser shall have executed and delivered to Sellers the Registration Rights Agreement.


     E. ADDITIONAL INFORMATION. Purchaser shall have furnished to Sellers and Sellers' counsel such additional information, certificates, and other documents as Sellers shall have reasonably requested.

12.  INDEMNIFICATION.

     A. INDEMNIFICATION. Sellers severally, in proportion to the portion of the Purchase Price paid or to be paid to him, indemnify and agree to defend and hold harmless the Purchaser and its successors and assigns (the "Purchaser Indemnified Parties") from and against any Claims (hereinafter defined). "Claims", as used in this Agreement, include any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses, including reasonable attorneys' fees and expenses of investigation, incurred or suffered by any Purchaser Indemnified Party arising from, by reason of, or in connection with (i) any breach of any representation, warranty, covenant or agreement made by either Seller in this Agreement, or in any certificate or other document delivered on behalf of either Seller, (ii) any debts, liabilities, or obligations of any nature (whether absolute, accrued, contingent, or otherwise and whether due or to become due) of the Company at the Balance Sheet Date that are not reflected in the Financial Statements, (iii) the conduct of the business or other operations of the Company prior to the Closing Date or any condition, activity, or event relating to product or environmental liability existing or occurring prior to the Closing Date, (iv) the failure of either Seller or the Company to comply with any federal, state, or local tax laws for any matter occurring prior to the Closing Date or applicable to the transactions contemplated by this Agreement, and (v) any and all actions, suits, proceedings, demands and judgments, arising from or related to any of the matters set forth in this subparagraph 12(a). Any provision of this Agreement to the contrary notwithstanding, Sellers' obligation to indemnify Purchaser under this subparagraph 12(a) shall be limited to any Claims that are made or occur prior to the second anniversary date of the Closing.

     B. PROCEDURE FOR INDEMNIFICATION CLAIMS. In the event that any Purchaser Indemnified Party desires to make a claim against either Seller under subparagraph 12(a). in connection with any Claim at any time instituted against, or made upon, the Purchaser Indemnified Party by any third party for which the Purchaser Indemnified Party may seek indemnification hereunder (a "Third Party Claim"), the Purchaser Indemnified Party shall promptly notify each Seller of such Third Party Claim and of the Purchaser Indemnified Party's claim of indemnification with respect thereto; provided, however, that no reasonable delay on the part of the Purchaser Indemnified Party in notifying either Seller shall relieve the Seller from any obligation hereunder. Each Seller shall have thirty (30) days after receipt of such notice to notify the Purchaser Indemnified Party if it has elected to assume the defense of such Third Party Claim. If either Seller timely elects to assume the defense of such Third Party Claim, the Seller shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing, provided that the Purchaser Indemnified Party may participate in the defense of such Third Party Claim with its or their own counsel at its or their own expense, and provided further that the Seller must conduct the defense of the Third Party Claim actively and diligently in order to preserve its rights in this regard. If both Sellers timely elect to assume the defense of such Third Party Claim, the Sellers shall be entitled at their own expense to jointly conduct and control the defense and settlement of such Third Party Claim through counsel of their own choosing, provided that the Purchaser Indemnified Party may participate in the defense of such Third Party Claim with its or their own counsel at its or their own expense, and provided further that the Sellers must conduct the defense of the Third Party Claim actively and diligently in order to preserve their rights in this regard. If neither Seller notifies the Purchaser Indemnified Party within thirty (30) days after receipt of notice of a Third Party Claim, the Purchaser Indemnified Party shall be entitled to assume the defense of such Third Party Claim (and the Purchaser Indemnified Party need not consult with, or obtain the consent of the Sellers) and in the Purchaser Indemnified Party's sole discretion prosecute, litigate, settle and perform such other actions as the Purchaser Indemnified Party may deem necessary in order to fully protect the Purchaser Indemnified Party's interests, and each Seller shall remain responsible for indemnification of the Purchaser Indemnified Party.

     C. OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provision is in addition to, and not in derogation of, any other indemnification provisions in this Agreement, or any contractual, statutory, equitable or common law remedy Purchaser may have for the breach of any representation, warranty or covenant by either Seller or the Company.


13.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION; NON-COMPETITION.

     A. SELLERS' NON-DISCLOSURE OF CONFIDENTIAL INFORMATION REGARDING THE COMPANY. Each Seller acknowledges that the Seller has in the past, currently has, and in the future may possibly have access to certain confidential information of the Company, including, but not limited to, list of accounts, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company (the "Confidential Information"). Each Seller agrees that the Seller will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever except to authorized representatives of the Purchaser, or as required by law, unless the Confidential Information becomes known to the public generally through no fault of the Seller. In the event of a breach or threatened breach by either of the Sellers of this subparagraph, the Purchaser shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     B. PURCHASER'S NON-DISCLOSURE OF CONFIDENTIAL INFORMATION REGARDING THE COMPANY. Purchaser acknowledges that it has in the past, currently has, and in the future may possibly have access to Confidential Information. The Purchaser agrees that it will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever, except to authorized representatives of the Purchaser, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Purchaser. In the event of a breach or threatened breach by Purchaser of the provisions of this subparagraph, the Sellers shall be entitled to an injunction restraining the Purchaser from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Sellers from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. Any other provision of this Agreement to the contrary notwithstanding, Purchaser's obligations not to disclose the Confidential Information shall terminate at Closing.

     C. INSIDER LIABILITY. Each Seller acknowledges that trading in the Purchaser's securities by persons possessing material non-public information may result in private lawsuits for damages or to civil or criminal proceedings by the Securities and Exchange Commission. Each Seller also acknowledges that liability may be imposed on insiders who privately disclose otherwise non-public material information where such disclosure coincide with trading Purchaser's securities by such insiders or by the recipients of such information.

     D. SELLERS' NON-DISCLOSURE OF CONFIDENTIAL INFORMATION REGARDING THE PURCHASER. Each Seller acknowledges that the Seller may possibly have access to certain confidential information of the Purchaser. Each Seller agrees that the Seller will not disclose such confidential information to any person or entity for any purpose or reason whatsoever except as requested by law, unless the confidential information becomes known to the public generally through no fault of the Seller. In the event of a breach or threatened breach by either of the Sellers of this subparagraph, the Purchaser shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery damages.

14. ADDITIONAL AGREEMENTS OF PURCHASER AND SELLERS.

     A. INSURANCE. In the event the transactions contemplated by this Agreement causes any of the insurance policies of the Company to lapse and the insurance policy is a "claims made" policy, Sellers agree to purchase a "tail" policy that will cover any condition, activity, or event that would have been covered under the "claims made" policy had the claim been made prior to the Closing Date. All such "tail" policies shall be purchased at the Sellers' cost and expense.

     B. STOCK OF THE PURCHASER. The certificates representing the restricted common stock of Purchaser that is issued to the Sellers shall bear a restrictive legend that the stock has not been registered under applicable federal and state securities laws. It is understood and agreed that Purchaser has not agreed to register the restricted common stock of Purchaser that is to be issued to either Seller.

     C.    TERMINATION.

           I) MUTUAL CONSENT. This Agreement may be terminated by the written consent of the parties.

           II) BY THE PURCHASER. This Agreement may be terminated by written notice of termination given by the Purchaser to each Seller if a material default should be made by either Seller in the observance of or in the due and timely performance by either Seller of any of the agreements and covenants herein contained, or if there shall have been a material breach by either Seller of any of the warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by Sellers at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Purchaser.

           (III) BY THE SELLERS. This Agreement may be terminated by written notice of termination given by the Sellers to the Purchaser if a material default should be made by the Purchaser in the observance of or in the due and timely performance by the Purchaser of any agreements and covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of the warranties and representations of the Purchaser, of if the conditions of this Agreement to be complied with or performed by the Purchaser at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Sellers.

     D. REGISTRATION RIGHTS AGREEMENT. Sellers and Purchaser agree to execute and deliver a Registration Rights Agreement (the "Registration Rights Agreement") covering the restricted common stock of the Purchaser that will be acquired by Sellers at Closing.

     E. HART-SCOTT-RODINO NOTIFICATION. By March 20, 1997, the parties shall, if and to the extent required by law, file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated by this Agreement, and comply promptly with any request by the FTC or the Justice Department for additional information concerning such transaction, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning the Purchaser, the Sellers, and the Company as the parties need to perform their obligations hereunder. The Purchaser agrees to pay all filing fees and costs due governmental agencies with regard to the HSR Act notification and compliance.

     F. PHYSICAL INVENTORIES. Prior to Closing, Purchaser and Sellers shall conduct a physical inventory of all parts, accessories, new vehicles, and used vehicles owned by the Company and shall determine the fair market value of the used vehicle, new vehicle and parts and accessories inventories. The physical inventories shall be collectively referred to in this Agreement as the "Physical Inventories." The fair market value of the used vehicle inventory, new vehicle inventory, and parts and accessories inventory shall be determined as follows:

           i) Sellers and Purchaser shall examine the used vehicle inventory and agree to the fair market value of the used vehicle inventory. If Purchaser and Sellers fail to agree on the fair market value of any used vehicle, Sellers shall purchase the used vehicle and such used vehicle shall be removed from the used vehicle inventory

           ii) Sellers and Purchaser shall calculate the fair market value of the new vehicle inventory. The fair market value of each new vehicle shall be an amount equal to the Company's book value for the new vehicle. The fair market value for each 1995 or 1996 demonstrator shall be an amount equal to the Company's book value for the demonstrator, less $.15 per mile over 5,000 miles on the odometer as depreciation for demo service. The fair market value of any new vehicle shall be decreased by an amount equal to the Company's actually incurred internal cost of repair for any physically damaged vehicle. The Sellers agree that all factory rebates and other credits on any new vehicles shall be retained by the Company.

           iii) Sellers and Purchaser shall examine the parts and accessories inventory and agree to the fair market value of the parts and accessories inventory. If Purchaser and Sellers fail to agree on the fair market value of any parts or accessories, Sellers shall purchase the parts or accessories and such parts or accessories shall be removed from the parts and accessories inventory. The Sellers agree that all rebates and credits on any parts or accessories shall be retained by the Company.

     G.    SECTION 338(H)(10) ELECTIONS.

           (i) Each Seller agrees to make elections under Section 338(h)(10) of the Internal Revenue Code and all comparable elections under state and local tax law with respect to the Company.

           (ii) Purchaser and Sellers shall jointly file Form 8023-A with the Internal Revenue Service in accordance with Section 338 of the Internal Revenue Code and the regulations thereunder no later than the 15th day of the ninth month beginning after the month that includes the Closing Date in accordance with Internal Revenue Code Section 338(g) and Treasury Regulation Section 1.338(h)(10)-1(d)(2).

           (iii) Purchaser and Sellers shall allocate the Purchase Price to the assets conveyed pursuant to this Agreement using a reasonable asset valuation which will be agreed to by Purchaser and Sellers no later than ninety (90) days after the Closing Date. In all events, however, Purchaser and Sellers agree to conformity of the treatment of all asset allocations with respect to the Section 338(h)(10) elections.

     H. PAYMENT OF THE BROKER'S FEE. Purchaser and Sellers agree to pay the Broker's fee in the following proportions:

                         a) Sellers    50%
                         b) Purchaser  50%

     I. LOANS FROM THE SELLERS. Sellers agree that they will prohibit the Company from borrowing amounts on the loans from The Jack Biegger Revocable Living Trust and The Dale M. Edwards Revocable Family Trust that cause the aggregate outstanding balances of the loans to exceed $3,625,000.00. At Closing the Company will (i) execute and deliver to the Sellers a promissory note in the original principal amount of $400,000.00, payable in sixty (60) equal monthly installments, bearing interest at the lowest rate of interest per annum that is allowable under the Internal Revenue Code for installment sales, and containing the same offset provisions as the Note, (ii) pay the outstanding balance (up to $2,225,000) on the note payable by the Company to The Jack Biegger Revocable Living Trust, and (iii) pay the outstanding balance (up to $1,000,000) on the note payable by the Company to The Dale M. Edwards Revocable Family Trust; in full satisfaction of the note payable by the Company to The Jack Biegger Revocable Living Trust and the note payable by the Company to The Dale M. Edwards Revocable Family Trust.

15.  GENERAL PROVISIONS.

     A. ENTIRE AGREEMENT. This Agreement contains and constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. There are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. This Agreement is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by each Seller, the Company, and the Purchaser.

     B. EXHIBITS. Preliminary drafts of the following exhibits shall be prepared by Sellers and the Company by April 10, 1997 and delivered to Purchaser for Purchaser's review. Final exhibits shall be prepared by Sellers and the Company, initialed by the parties, and attached to this Agreement at Closing. When attached to this Agreement, the exhibits shall be made a part of this Agreement by reference.

           Exhibit "A" - Promissory Note
           Exhibit "B" - Officers and Directors
           Exhibit "C" - Real Property and Leases
           Exhibit "D" - Tangible Personal Property
           Exhibit "E" - Inventories
           Exhibit "F" - Permits and Licenses
           Exhibit "G" - Intellectual Property
           Exhibit "H" - Encumbrances
           Exhibit "I" - Guaranties
           Exhibit "J" - Legal Actions
           Exhibit "K" - Contracts and Agreements
           Exhibit "L" - Employee Benefit Plans
           Exhibit "M" - Insurance
           Exhibit "N" - Personnel
           Exhibit "O" - Accounts and Notes Receivable
           Exhibit "P" - Bank Accounts and Powers of Attorney
           Exhibit "Q" - Underground Storage Tanks
           Exhibit "R" - Contracts in Transit
           Exhibit "S" - Warranties

     C. THIRD PARTY CONSENTS. The Sellers and the Purchaser mutually agree to cooperate and use reasonable, good faith efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies as may be necessary to consummate the transactions contemplated by this Agreement.

     D. FURTHER ACTIONS. From time to time, as and when requested by any parties hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other parties may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     E. PUBLICITY. The parties hereto agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

     F. AMENDMENT. This Agreement may not be amended, modified, or terminated except by an instrument in writing signed by all parties to this Agreement.

     G. CONSTRUCTION. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

     H. INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

     I. PAYMENT OF EXPENSES. Whether or not the transactions contemplated by this Agreement is consummated, each of the parties to this Agreement shall be responsible for its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and with the transactions contemplated hereby.

     J. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Only with the prior written consent of the Sellers, which consent shall not be unreasonably withheld, the Purchaser may assign its rights under this Agreement to a related entity, and the Purchaser and its assignee shall be fully obligated, responsible and liable for the performance of the Purchaser's obligations hereunder regardless of any such assignment. Neither Seller may assign any of his rights or delegate any of his obligations hereunder. Any assignment in violation hereof shall be void.

     K. ATTORNEYS' FEES. In the event any party instigates litigation to enforce or protect its rights under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees, out-of-pocket costs and disbursements relating to such litigation.

     L. NOTICES. All notices and other communications hereunder shall be (i) in writing, dated with the current date of such notice, and signed by the party giving such notice, and (ii) mailed, postpaid, registered or certified, return receipt requested, addressed to the party to be notified, or delivered by personal delivery or by overnight courier. Notice shall be deemed given when received by the party to be notified or when the party to be notified refuses to accept delivery of the notice. The initial addresses of the parties shall be as follows:

     IF TO PURCHASER:

           Cross-Continent Auto Retailers, Inc.
           1201 S. Taylor
           P.O. Box 750
           Amarillo, Texas 79105-0750
           ATTENTION:  ROBERT W. HALL


     IF TO SELLERS:

           Jack Biegger
           20 Wild Dunes Court
           Las Vegas, Nevada 89113

     and

           Dale Edwards
           9601 Coral Way
           Las Vegas, Nevada 89117

           The parties hereto shall have the right from time to time to change their respective addresses by not less than ten (10) days prior written notice to the other parties.

     M. DEFINITION OF KNOWLEDGE. As used in this Agreement, a Seller's or the Company's "knowledge" shall include the knowledge of the Seller and the employees and agents of the Company. Each representation and warranty that is limited to a Seller's or the Company's "knowledge" is made with the understanding that the Seller or the Company has examined whatever sources of information as are in the possession or control of the Seller or the Company in order to verify the truth and accuracy of such representation and warranty.

     N. TIME IS OF THE ESSENCE. Time shall be of the essence with respect to this Agreement and the consummation of the transactions contemplated hereby.

     O. REMEDIES. None of the remedies provided for in this Agreement shall be the exclusive remedy of any party for a breach of this Agreement. The parties hereto shall have the right to seek any other remedy at law or in equity in lieu of or in addition to any remedies provided for in this Agreement.

     P. SURVIVAL OF OBLIGATIONS. To the extent necessary to carry out the terms and provisions of this Agreement, the obligations and rights arising from or related to this Agreement shall survive the Closing and shall not be merged into the various documents executed and delivered at the time of the Closing.

     Q. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement or in any certificate, schedule, document, or instrument furnished in connection with this Agreement shall survive the Closing. Notwithstanding any investigation or examination conducted before or after the Closing or the decision of any party to consummate the transactions contemplated by this Agreement, each party shall be entitled to rely upon the representations and warranties set forth in this Agreement.

     R. WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     S. GOVERNING LAW. This Agreement shall be construed, enforced, and governed in accordance with the laws of the State of Nevada, except for matters related to any real property owned, leased or otherwise utilized by the Company, which shall be construed, enforced, and governed in accordance with the laws of the state in which such real property is located.

     T. VENUE. The obligations of the parties to this Agreement are performable, and venue for any legal action arising out of this Agreement shall lie in Potter County, Texas.

     U. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


PURCHASER:      CROSS-CONTINENT AUTO RETAILERS, INC.,
                a Delaware corporation


                By:_____________________________________________
                    Bill Gilliland,
                    Chairman and Chief Executive Officer




SELLERS:            ____________________________________________
                    JACK BIEGGER


                    ____________________________________________
                    DALE EDWARDS

COMPANY:            SAHARA DATSUN, INC.,
                    a Nevada corporation, dba
                    JACK BIEGGER NISSAN


                    By:________________________________
                       Jack Biegger, President

                     AMENDMENT TO STOCK PURCHASE AGREEMENT


     This Amendment to Stock Purchase Agreement (the "Amendment") is made and entered into this _____ day of March, 1997, by and between CROSS-CONTINENT AUTO RETAILERS, INC., a Delaware corporation ("C-CAR"), JACK BIEGGER, DALE EDWARDS, and SAHARA NISSAN, INC., a Nevada corporation, d/b/a JACK BIEGGER NISSAN (the "Company").

                                    RECITALS

     A. By that certain Stock Purchase Agreement (the "Agreement") dated February 28, 1997, Jack Biegger and Dale Edwards agreed to sell all of the issued and outstanding shares of capital stock of the Company to C-CAR.

     B. C-CAR, the Company, Jack Biegger and Dale Edwards desire to amend the Agreement.

                                   AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, C-CAR, the Company, Jack Biegger and Dale Edwards agree as follows:

     1. The word "Company," as used in the Agreement, shall mean Sahara Nissan, Inc., a Nevada corporation, d/b/a Jack Biegger Nissan.

     2. As modified by this Amendment, the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

     3. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

     4. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.


                                  CROSS-CONTINENT AUTO RETAILERS, INC.,
                                  a Delaware corporation


                                  By:___________________________
                                     Bill Gilliland,
                                     Chairman and Chief Executive Officer



                                     SAHARA NISSAN, INC., a Nevada corporation,
___________________________          d/b/a JACK BIEGGER NISSAN
JACK BIEGGER


___________________________          By:________________________
DALE EDWARDS                            Jack Biegger, President